EXHIBIT 16.1

BERMAN & COMPANY, PA.

Certified Public Accountants and Consultants

January 10, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	On-Air Impact, Inc.
File Reference No. 333-168413

We were previously the independent registered public accounting firm for On-Air Impact, Inc.  On January 3, 2012, the Company dismissed us as its independent registered public accounting firm.  We have read On-Air Impact, Inc.’s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,
Berman & Company, P.A.